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     AGREEMENT AND PLAN OF MERGER


     BY AND AMONG


     FIRST SUNRISE, INC.

     AND

     PLATINUM EXECUTIVE SEARCH, INC.



Executed the 21st of July, 1999




AGREEMENT AND PLAN OF MERGER


AGREEMENT AND PLAN OF MERGER by and between First Sunrise, Inc., a Delaware corporation, ("FSI") and Platinum Executive Search, Inc., a New York corporation ("PES").

WHEREAS, the respective Boards of Directors of FSI and PES, deem it advisable for the mutual benefit of FSI and PES, and their respective shareholders, that PES be merged into FSI (the "Merger"), and have approved this Agreement and Plan of Merger (the "Agreement"); and

WHEREAS, the respective Boards of Directors of FSI and PES have unanimously resolved to recommend to their respective shareholders acceptance of the Merger contemplated herein.

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Merger, and the mode of carrying the same into effect, PES and FSI hereby agree as follows:

ARTICLE 1

     MERGER AND ORGANIZATION

SECTION 1.1 The Merger. As of the Effective Date (as hereinafter defined), subject to the terms and conditions hereof, PES shall be merged with and into FSI as soon as practicable through FSI's acquisition of 100% of PES's issued and outstanding shares of common stock in exchange for shares of common stock of FSI, the surviving entity (the "Surviving Entity"). Immediately after consummation of the Merger and stock splits as described in Section 2.1 hereof, the Surviving Entity shall be and continue as a public entity, and shall have issued and outstanding, 5,970,186 shares of common stock, 740,000 shares of preferred stock convertible into 616,667 shares of common stock at the ratio of 1 share of preferred = 0.833333 shares of common, and options to acquire 325,000 shares of common stock at the exercise price of $2.00 per share:

(i) 5,555,475 shares of common stock and 740,000 shares of convertible preferred stock to be held by former PES shareholders, in each case in proportion to the amount that each of said shareholders previously held shares of common stock or convertible preferred stock of PES, as the case may be, and options to acquire 325,000 shares of additional common stock at the exercise price of $2.00 per share to be held by the former option holders of PES, in proportion to the amount of optioned shares that each such option holder previously held (collectively representing 94% of the Surviving Entity on the basis of the exercise of the options and the conversion of the preferred into common, for a total of 5,555,475 + 325,000 + 616,667 or 6,497,142 shares of common);

(ii) 196,648 (representing 2.84508% of the Surviving Entity) to be held by the former public shareholders of FSI (who prior to the stock split held 100,000 such shares), in proportion to the amount that each of said shareholders previously held such public shares of common stock of FSI;

(iii) 152,949 (representing 2.21284% of the Surviving Entity) to be held by the former insiders of FSI (who prior to the stock split held 600,000 shares of FSI stock), in the same proportion that each of said shareholders previously held such shares of FSI stock; and

(iv) 65,114 (representing 0.94206% of the Surviving Entity) to be held by Schonfeld & Weinstein, L.L.P.

FSI and PES are herein sometimes referred to as the "Constituent
Corporations." The Merger is to be done in such a manner as to be tax-free to all parties involved.

SECTION 1.2. Effect of Merger. The parties agree to the following provisions with respect to the Merger:

(a) Name of Surviving Corporation. After the Merger and on the Effective Date (as defined in Section 1.2(e) hereof), the name of the Surviving Entity shall become Global Sources Limited.

(b)  Articles of Incorporation.   The Articles of Incorporation of FSI as in
effect immediately prior to the Effective Date shall on the Effective Date be amended and restated to read in a manner that is substantially similar to the Certificate of Incorporation of PES (with revisions made to take into account any differences between New York and Delaware law) immediately prior to the Effective Date, except that the authorized common stock shall be increased to 50,000,000 shares, with a par value of $.001 per share.

(c) By-Laws. The By-Laws of FSI as in effect immediately prior to the Effective Date shall be amended and restated on the Effective Date to text that is substantially similar to the text of the By-laws of PES (with revisions made to take into account any differences between New York and Delaware law) immediately prior to the Effective Date.

(d)  Corporate Organization.   All of the issued and outstanding shares of
common, redeemable common and preferred stock of PES and options to acquire PES stock shall be acquired by FSI. The Surviving Entity shall thenceforth be responsible for all the liabilities and obligations of each of the Constituent Corporations, with the effect set forth in the appropriate provisions of Delaware law and the appropriate provisions of New York law.

(e)  Filing of Articles of Merger and Amendment to Articles of Association.
If this Agreement is duly approved by each of the Constituent Corporations in accordance with the appropriate provisions of Delaware law and the appropriate provisions of New York law and the respective Articles or Certificate of Incorporation and By-laws of the Constituent Corporations and not terminated pursuant to Article 8 hereof, and approved by the shareholders of FSI pursuant to Rule 419 under Regulation C of the Securities Act of 1933, as amended ("Rule 419"), as soon as practicable after all other conditions to the Merger set forth in Article 6 hereof shall have been satisfied or waived, and after FSI 's Post-Effective Amendment filed pursuant to Rule 419 has been declared effective by the Securities and Exchange Commission and FSI 's shareholder reconfirmation has been successfully completed and the closing of this Agreement (the date upon which all of the foregoing conditions have been fulfilled herein referred to as the "Effective Date") has taken place, the Merger shall be consummated and Articles of Merger, to which this Agreement shall be appended, shall be filed with the appropriate New York governmental agency and an amendment to FSI 's Articles of Association shall be filed with the Delaware Secretary of State. The Closing of this Agreement shall take place at the offices of Schonfeld & Weinstein, L.L.P., 63 Wall Street, New York, New York 10005, or at such other time, place or date as the parties may mutually agree.

(f) Further Assurances. If at any time after the Effective Date, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Entity and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to best perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement.

(g) Upon consummation of the Merger, the current officers and directors of FSI shall resign, and a minimum of three (3) directors shall be appointed to the Surviving Entity, which directors shall nominate officers of the Surviving Entity, subject to shareholder approval.

     ARTICLE 2

     THE MERGER

SECTION 2.1  Conversion of Shares in the Merger.

(a) Issuance of New Shares. On the Effective Date, and upon the acquisition of 100% of all shares of common stock of PES, the 100,000 shares of FSI's common stock purchased pursuant to FSI's initial public offering and held in escrow pursuant to Rule 419 under Regulation C of the Securities Act of 1933, as amended ("Rule 419), shall be forward split 1 : 1.96648 (becoming 196,648 shares), and the 600,000 shares of issued and outstanding FSI common stock in the hands of insider shareholders of FSI or their designees of shall be reverse split 1 : 0.3634383 (becoming 218,063 shares) (collectively, the "Stock Split"), and FSI shall then issue 5,555,475 shares of its authorized common stock and 740,000 shares of its convertible preferred stock to former PES shareholders, in the same proportion said shareholders held shares of common and convertible preferred stock of PES, and shall issue options to acquire 325,000 shares of common to the former option holders of PES in the same proportion said option holders held options to acquire PES stock. Following the Stock Split, FSI shareholders shall hold 414,711 shares of FSI common stock, 196,648 of which shall be held by purchasers of FSI's initial public offering, and 218,063 of which shall be held by the inside shareholders of FSI or their designees, including Schonfeld and Weinstein, L.L.P. Thus, after the Effective Date and the Stock Split, the Surviving Entity shall have issued and outstanding 5,970,186 shares of common stock and 740,000 shares of preferred stock convertible into 616,667 shares of common stock, and options for the issuance of an additional 325,000 shares of common stock exercisable at the issue price of $2.00 per share.

SECTION 2.2 Further Transfer of Stock. The former PES shareholders may distribute their shares of the Surviving Entity as they determine in accordance with any and all applicable state and federal securities laws, and shall provide counsel to FSI with a notice setting forth the manner of distribution at the time of closing for delivery to the Transfer Agent (as hereafter defined).

SECTION 2.3 Release of Shares and Funds from Escrow. Pursuant to Rule 419, certificates representing the shares of common stock purchased in FSI's initial public offering declared effective by the United States Securities and Exchange Commission on June 8, 1998, as well as the funds used to purchase said shares, are being held in escrow pending consummation of the Merger (the "Deposited Securities" and the "Deposited Funds," respectively). FSI has eighteen (18) months from and after the date of effectiveness of FSI's initial public offering in which to consummate the Merger. If the Merger is not consummated within that time, the Deposited Securities and Deposited Funds shall be returned to FSI and FSI shareholders, respectively. Pursuant to Rule 419, Deposited Securities shall be released to shareholders and Deposited Funds released to FSI following effectiveness of a Post-Effective Amendment and a reconfirmation offering pursuant to which FSI shareholders representing a minimum of 80% of the offering proceeds of FSI 's initial public offering ($40,000) reconfirm their investments.

SECTION 2.4 Surrender of Certificates. (a) FSI has designated Transfer. Com, as Transfer Agent (the "Transfer Agent") hereunder. Immediately following effectiveness of the Post-Effective Amendment and shareholder reconfirmation offering, the Transfer Agent shall have mailed and/or made available to each FSI shareholder and each former PES shareholder a notice and letter of transmittal advising such holder of the effectiveness of the Post-Effective Amendment and shareholder reconfirmation, and the procedure for surrendering PES stock to the Transfer Agent. PES shall immediately turn in PES common stock certificates to the Transfer Agent. Upon the surrender to the Transfer Agent of such certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and after the Stock Split, the Transfer Agent shall promptly convert and issue 5,555,475 shares of authorized common stock, 740,000 shares of convertible preferred stock, and options for the issuance of 325,000 shares of common stock exercisable at $2.00 per share to former PES shareholders and option holders in proportion to their respective holdings of the corresponding classes of PES stock or options in exchange for 100% of the authorized and outstanding shares of PES and options to acquire 325,000 shares of PES common stock. Until so surrendered and exchanged, each certificate theretofore representing shares shall represent in the case of Dissenter's Shares, the right to seek appraisal pursuant to the laws of the state of incorporation of the Constituent Corporation in which the holder owns stock (if such right has been perfected). For purposes hereof, the term "Dissenter's Shares" shall mean all shares of FSI common stock which shall constitute "dissenting shares" within the meaning of the Delaware General Corporation Law.

(b) At the Effective Date, the Stock Split shall become effective, and each holder of FSI public common stock issued before the Effective Date, i.e., the 100,000 shares held in escrow pursuant to Rule 419, shall surrender his/her stock certificate to the Transfer Agent and the Transfer Agent shall issue such holder 1.96648 shares of the Surviving Entity's common stock for each share of FSI common stock held before the Merger and Stock Split.

(c) At the Effective Date, the Stock Split shall become effective, and each holder of FSI common stock issued before the Effective Date and held by insider shareholders of FSI or their designees, i.e., the 600,000 shares issued and outstanding and not held in escrow pursuant to Rule 419, shall surrender his/her stock certificate to the Transfer Agent and the Transfer Agent shall issue such holder 0.3634383 shares of the Surviving Entity's common stock for each share of FSI common stock held before the Merger and Stock Split.

SECTION 2.5 Transfer Agent. Prior to the Offering, FSI shall have made such arrangements to insure that an adequate number of its shares of common stock have been deposited with the Transfer Agent as necessary in sufficient time to permit prompt distribution against surrender of PES stock certificates as provided hereunder.

     ARTICLE 3

     ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER

SECTION 3.1 Confidentiality; Inconsistent Activities. Unless and until this Agreement has been terminated in accordance with its terms, and excluding any actions taken in connection with PES's acquisition of Human Resource Firms (as defined below), neither PES nor FSI will (i) solicit or encourage, directly or indirectly, any inquiries or proposals to acquire any shares of capital stock of PES or FSI or any significant portion of the total assets of either Constituent Corporation or any subsidiary or division of either of the Constituent Corporations (whether by merger, purchase of assets, tender offer or other similar transaction); (ii) afford any third party which may be considering the acquisition of any shares of capital stock of PES or FSI or any significant portion of the total assets of either Constituent Corporation, access to the properties, books or records of either Constituent Corporation except as required by mandatory provisions of law; or (iii) enter into any discussions or negotiations for, or enter into any agreement which provides for, the sale of any shares of capital stock of PES or FSI or any significant portion of the total assets of PES or FSI to a person other than in connection with the transactions contemplated herein. For purposes of this Agreement, "Human Resource Firms" shall include executive search firms, human resource firms and other types of entities commonly associated therewith.
SECTION 3.2 Best Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein.

     SECTION 3.3 Conduct of Business by Each of the Constituent Corporations Pending the Merger. PES and FSI covenant and agree that, prior to the Effective Date, unless PES or FSI, respectively, shall otherwise agree in writing and except as contemplated by this Agreement:

(a) the business of each of the Constituent Corporations shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither PES nor FSI shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in the operations of PES or FSI, respectively, taken as a whole except for PES's purchase of additional Human Resource Firms and the issuance of, agreement to issue or grant of options to acquire any shares of PES, whether common, redeemable common or convertible preferred, in connection therewith;

(b) Neither Constituent Corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, except as set forth in Section 2 hereof, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property, except as provided in Section 3.13 below or as elsewhere designated herein;

(c) Except in the ordinary course of business, neither Constituent Corporation shall (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing, except as stated in Section 2.1 of this Agreement and except for PES's issuing shares and options in transactions involving the acquisition of Human Resource Firms, and except as set forth in
Schedule 3.3(c) attached hereto;
(d) Each Constituent Corporation shall use its best efforts to preserve intact its business organization, to keep available the services of its current officers and key employees, and to preserve the good will of those having business relationships with it;

(e) Except in the ordinary course of business, neither PES nor FSI shall (i) increase the compensation payable or to become payable by it to any of its officers or directors, (except as part of the acquisition of stock or assets of Human Resource Firms), (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (except as part of the acquisition of stock or assets of Human Resource Firms), (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (except as part of the acquisition of stock or assets of Human Resource Firms), (iv) make any change in the compensation to be received by any of its officers, or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees (except as part of the acquisition of stock or assets of Human Resource Firms), (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee of PES or FSI, respectively, with respect to the performance of personal services that is not terminable without liability by it on thirty days' notice or less (except as part of the acquisition of stock or assets of Human Resource Firms), (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

(f) Except in the ordinary course of business, neither PES nor FSI shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities assumed by PES in connection with its acquisition of Human Resource Firms;

(g) Except in the ordinary course of business, neither PES nor FSI shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, except for PES's acquisition of Human Resource Firms;

(h) Neither PES nor FSI shall reduce its cash or short term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices, or in performing its obligations under this Agreement;

(i) Except in the ordinary course of business and/or in connection with PES' acquisition of Human Resource Firms, neither PES nor FSI shall enter into an agreement to do any of the things described in clauses (a), (b), (c), (e),
(f), (g) and (h); and

(j) Each Constituent Corporation shall comply with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertakings without default.

Notwithstanding subparagraph (c)(i) of this Section 3.3 or any other provision of this Agreement to the contrary, various shareholders of PES hold stock options to acquire 325,000 additional shares of stock in PES. Such option rights shall survive the merger of PES into FSI and the parties hereto agree that they shall become, upon the merger, options held by such persons to acquire 325,000 shares of the common stock of the Surviving Entity at the exercise price of $2.00 per share.

SECTION 3.4  Access and Information.

(a) PES shall afford to FSI and its accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Effective Date, to all of the properties, books, contracts, commitments and records (including but not limited to tax returns) of PES and, during such period, PES shall furnish promptly to FSI (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of PES that may reasonably be requested by FSI. PES notes, however, that purchase agreements and related documents for the acquisition of various Human Resource Firms are still in preparation and negotiation, and its bylaws have not, as of the date hereof, been amended to reflect certain changes therein previously approved by the PES Board of Directors. As a result, such documents will not be available in final form immediately following the execution of this Agreement. However, PES will make such contracts, documents or other instruments available for review by FSI as and when they become finalized (but in any event, in the case of its bylaws, within two weeks following the date of execution of this Agreement. In the event of the termination of this Agreement, FSI will, and will cause its representatives to, deliver to PES all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from PES as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, FSI will deliver to PES all documents so obtained by it or, if PES requests or gives its prior written consent to FSI's request, FSI will destroy all documents in the possession or under the control of FSI. Any such destruction pursuant to the foregoing must be confirmed by FSI in writing to PES, such confirmation to include a list of the destroyed materials.

(b) FSI shall afford to PES and its accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Effective Date, to all of the properties, books, contracts, commitments and records (including but not limited to tax returns) of FSI and, during such period, FSI shall furnish promptly to PES (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of FSI that may reasonably be requested. In the event of the termination of this Agreement, PES will, and will cause its representatives to, deliver to FSI all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from FSI as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, PES will deliver to FSI all documents so obtained by it or, if FSI requests or gives its prior written consent to PES' request, PES will destroy all documents in its possession or under the control of PES. Any such destruction pursuant to the foregoing must be confirmed by PES in writing to FSI, such confirmation must include a list of the destroyed materials.

SECTION 3.5 Notice of Actions and Proceedings. PES shall promptly notify FSI, and FSI shall promptly notify PES of any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting PES or FSI or any of their property or assets, or, to the best of its knowledge, against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, of PES or FSI which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section 4.4 hereof or which relates to the consummation of the Merger or the transactions contemplated hereby.

SECTION 3.6 Notification of Certain Other Matters. PES shall give prompt notice to FSI, and FSI shall give prompt notice to PES of:

(a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by PES or FSI subsequent to the date of this Agreement and prior to the Effective Date, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of PES or FSI taken as a whole to which PES or FSI is a party or is subject;

(b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and

(c) any material adverse change in the financial condition, properties, businesses or results or operations of PES or FSI, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change.

SECTION 3.7 Shareholder Meeting of PES. PES shall, at a meeting of its shareholders duly called by the Board of Directors of PES, to be held as soon as practicable following execution of this Agreement, present the following proposal for the authorization and approval of the shareholders of PES and recommend their adoption by the shareholders:

(a) ratification of this Agreement and authorization of the consummation of the Merger contemplated herein.

SECTION 3.8 Filing of Post-Effective Amendment. Upon signing this Merger Agreement and obtaining shareholder approval pursuant to a special meeting of shareholders, FSI shall promptly file with the Securities and Exchange Commission a Post-Effective Amendment reflecting the Merger as required by Rule 419.

SECTION 3.9 Reconfirmation Offering. Within five (5) business days of effectiveness of the Post-Effective Amendment, FSI shall issue a reconfirmation offering to its shareholders. Pursuant to Rule 419, the Merger will be consummated only if a minimum number of investors representing 80% of the maximum offering proceeds of FSI 's initial public offering ($40,000) elect to reconfirm their investments.

SECTION 3.10 Other Agreements of FSI. FSI shall file with the Securities and Exchange Commission any appropriate statements or requirements within the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, with respect to the Merger, obtain any consents, amendments to or waivers under the terms of any of FSI 's arrangements required by the transactions contemplated by this Agreement, and defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement, or the consummation of the transactions contemplated hereby (provided that the maximum amount that FSI shall be required to spend on such lawsuits or proceedings shall be $5,000 in the aggregate).

SECTION 3.11 FSI Shareholder Consent. FSI shall obtain written consent of two-thirds of its shareholders to take the following actions:

(a) ratification of this Agreement and authorization of the consummation of the Merger contemplated herein;

(b) ratification or approval of the amendment of FSI's articles of incorporation as provided in Section 3.13 hereof and filing of an amendment thereto in the manner required by Delaware law effecting such changes prior to the Effective Date of the Merger contemplated herein;

(c) the differential reverse and forward stock splits of FSI's common stock to take place on the Effective Date, as described in Section 2.1 hereof, but prior to issuing 5,55,475 shares of common stock and 740,000 shares of convertible preferred stock to the shareholders of PES and options to acquire 325,000 shares of common stock at the exercise price of $2.00 per share to the option holders of PES;

(d) issuance of 5,555,475 shares of common stock and 740,000 shares of convertible preferred stock to the shareholders of PES and options to acquire 325,000 shares of common stock at the exercise price of $2.00 per share to the option holders of PES after FSI's Stock Split; and

(e) the tender of resignations of the directors of FSI, whose resignations are contingent on the consummation of the Merger, and which shall occur on the Effective Date.

SECTION 3.12 Competing Transactions. Neither Constituent Corporation shall take any action, directly or indirectly, to negotiate, cause, promote, authorize or agree to any transactions competing or interfering with any of the transactions contemplated by this Agreement.

SECTION 3.13 Amendment of FSI's Articles of Incorporation. Prior to the Effective Date, the Articles of Incorporation and, if necessary, the relevant provisions of FSI's By-Laws, shall be amended to change the capitalization of FSI by creating a class of 740,000 shares of preferred stock of FSI, having a par value of $.001 per share and convertible into common stock of FSI at the ratio of 1 share of preferred to 0.833333 shares of common, and having other characteristics identical to those of PES convertible preferred.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF FSI

FSI represents and warrants to, and agrees with PES as follows:

SECTION 4.1 Organization and Good Standing. FSI is a duly incorporated and validly existing corporation in good standing under the laws of the state of its incorporation, with all requisite power and authority (corporate and other) to own and use its properties and conduct its business, and is duly qualified and in good standing as a foreign corporation authorized to do business under the laws of each jurisdiction where such qualification is required.

SECTION 4.2 Authorization; Binding Agreement. FSI has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to carry out the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by FSI, and subject to any requisite approval of the Merger by the shareholders of FSI, including a shareholder reconfirmation pursuant to Rule 419, constitutes a valid and binding agreement of FSI in accordance with its terms.

SECTION 4.3 Capitalization. As of the date hereof, the authorized capital stock of FSI consists of 20,000,000 shares of common stock, par value $.001 per share. Between April 28, 1997 and August 15, 1997 FSI issued 600,000 shares of common stock to eight (8) inside shareholders. FSI's public offering, whereby 100,000 shares of common stock were sold at $.50 per share, closed on December 1, 1998. As of the date hereof, 700,000 shares of common stock are outstanding, 100,000 of which are currently held in escrow. All of the outstanding non-escrowed shares of capital stock of FSI have been duly authorized and validly issued and are fully paid and nonassessable. FSI is not aware of any voting trusts, voting agreements or similar understandings applicable to the Shares. FSI does not have any outstanding options, warrants, subscriptions or other rights, agreements or commitments, which either; (a) obligates FSI to issue, sell or transfer any shares of the capital stock of FSI or (b) restricts the transfer of or otherwise relates to the shares of its common stock, except for the 100,000 shares of common stock currently held in escrow pending consummation of a business combination pursuant to Rule 419. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to FSI.

SECTION 4.4 Litigation. Except as may be disclosed in the SEC Filings (as defined in Section 4.5 hereof), or to PES in writing on or prior to the date hereof, as of the date hereof there are no claims, actions, proceedings, or investigations pending or, to the best knowledge of FSI, threatened against FSI or to the best of FSI knowledge, pending or threatened against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, before any court or governmental or regulatory authority or body which, if decided adversely, could materially and adversely affect the financial condition, business, prospects or operations of FSI. As of the date hereof, neither FSI nor any of its property is subject to any order, judgment, injunction or decree.
SECTION 4.5 Financial Statements and Reports. FSI has provided PES with true and complete copies of (a) FSI's most recent audit, (b) copies of FSI 's Registration Statement on Form SB-2 and Prospectus which was declared effective by the Securities and Exchange Commission on June 8, 1998, (c) all other reports, statements and registration statements filed by it with the Securities and Exchange Commission since June 8, 1998. The reports, statements and registration statements referred to in the immediately preceding sentence including any that are filed subsequent to the date hereof and prior to the effective date are referred to in the Agreement as the "SEC Filings." As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading. The financial statements of FSI included in the SEC Filings were prepared by an independent certified public accountant in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in such statements) and present fairly the financial position, results of operations and changes in financial position of FSI as of the dates and for the periods indicated subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. On the Effective Date, FSI will have approximately $45,000, consisting of the proceeds from FSI 's initial public offering, currently held in escrow. FSI has no liabilities (including, without limitation, unasserted claims, matured or unmatured, absolute, contingent or otherwise, except as otherwise set forth in this Agreement, that, in accordance with FSI's prior practice are required to be reflected and are not reflected or are in excess of the amounts reflected in the Financial Statements. The Financial Statements reflect all necessary adjustments and reserves for losses and contingencies. Since December 31, 1998, FSI has not suffered any material adverse change in its business, operations, financial condition or prospects.

SECTION 4.6 Absence of Certain Changes or Events. Except as set forth in the SEC Filings, or as disclosed to PES in writing, (a) there has not been any change or any development involving a prospective change, which has affected or may affect materially and adversely the business, assets or prospects or the financial position or the results of operations of it and its subsidiaries taken as whole; and (b) FSI has not incurred any indebtedness for money borrowed, or purchased or sold any material amount of assets, other than in the ordinary course of business, or entered into any other transaction other than in the ordinary course of business.

SECTION 4.7 Absence of Breach. Except as may be disclosed to PES in writing on or prior to the date hereof, the execution, delivery and performance by FSI of this Agreement, and the performance by FSI of its obligations hereunder, will not:

(a) subject to the appropriate approval by FSI 's shareholders, conflict with or result in a breach of any of the provisions of its Articles of Incorporation or By-Laws;

(b)  subject to obtaining the governmental and other consents referred to in
Section 4.8 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on FSI; or
(c) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement relating to money borrowed or conflict in any respect with or result in a breach of or default under any other indenture, mortgage, lien, lease, agreement, contract or instrument to which FSI is a party or by which it or any of its properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on FSI.

SECTION 4.8 Governmental and Other Consents, etc. Subject to the requisite shareholder approval and any required filings with the Securities and Exchange Commission, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States on the part of FSI is required in connection with the execution or delivery by FSI of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) filings in the State of Delaware in accordance with state law thereof and in the State of New York in accordance with the state law thereof,
(ii) filings under state securities "Blue Sky" or anti-takeover laws and (iii) filings with applicable national securities exchange.

SECTION 4.9 Benefits Plans. Except as disclosed in the SEC Filings or as disclosed in writing to PES before the date hereof, FSI does not have any employment agreement with any executive officer of FSI, any employee, former employee or consultant or any incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee, former employee or consultant.

SECTION 4.10 Employment Contracts. Except as disclosed in the SEC Filings or as disclosed in writing to PES on or prior to the date hereof, FSI is not a party to any collective bargaining agreement or any other agreement with employees of FSI or any of the subsidiaries as a group.

SECTION 4.11 ERISA. FSI has no employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). No employee benefit plan of an ERISA Affiliate (as hereinafter defined) is covered by Title IV of ERISA. No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) or breach of a fiduciary duty under ERISA has occurred with respect to any plan of an ERISA Affiliate. No action, suit or proceeding, hearing, or investigation of the assets of any plan of an ERISA Affiliate is pending or threatened. None of the directors or officers or employees of FSI has any knowledge of any basis for any such action, suit, proceeding, hearing or investigation. There has been no waived or unwaived "accumulated funding deficiency" within the meaning of Section 302(a)(2) of ERISA with respect to any plan of an ERISA Affiliate. "ERISA Affiliate" shall mean an organization (whether or not incorporated) which is under common control, or a member of an affiliated service group, with FSI and, with FSI, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

SECTION 4.12 Transactions With Management. Except as disclosed in the SEC Filings or to PES in writing on or before the date hereof, FSI is not now a party to any material contract, lease, loan or commitment with or to any officer or director, or person owning more than 5% of the outstanding common stock of FSI or any subsidiary of FSI or any affiliate or associate of such officer, director or person.

SECTION 4.13 Tax Returns and Payments. All tax returns, federal, state, local, foreign and other, (including all federal tax returns and reports for each fiscal year of FSI through the fiscal year ended December 31, 1998) required to be filed by and/or on behalf of FSI in respect of any taxes (including all foreign, federal, state, county and local income, ad valorem, excise, sales, use, transfer and other taxes and assessments) have been filed or will be filed by the Effective Date, and all taxes due and payable thereon, or otherwise due and payable by FSI, have been paid or will be filed and or paid by the Effective Date. There are no deficiency assessments against FSI with respect to any foreign, federal, state, local or other taxes. There are no outstanding agreements or waivers extending the period of limitation applicable for assessment or collection for any federal, state, local or foreign tax, or for the filing of any tax return, in respect of FSI for any period. Neither the federal tax returns nor any state, county, local or foreign tax returns of FSI have in the past been examined by the Internal Revenue Service or any other taxing authority. Copies of all federal, state, local and foreign tax returns or reports of FSI filed since 1994 and prior to the date hereof have heretofore been made available to PES. All tax returns filed by or on behalf of FSI are true, correct and complete in all material respects. All taxes that FSI is or was required to withhold or collect (including payroll taxes) have been duly withheld, or collected, and paid to the proper governmental authority or will have been paid to the proper governmental authority by the Effective Date.

SECTION 4.14 Contracts. Except for this Agreement and any contracts and agreements related hereto, and any Immaterial Contracts (as hereafter defined), FSI is not a party to or bound by any agreements, contracts, notes, mortgages, deeds of trust, indentures, property and equipment leases and licenses (the "Contracts"). An "Immaterial Contract" is any contract or agreement, other than a subscription, option or other agreement affecting the stock ownership in FSI or the Surviving Entity, that (i) prior to the Effective Date does or will not have any material adverse affect on the assets or liabilities or business of FSI, and (ii) on or after the Effective Date will have no material adverse affect on the assets, liabilities or business of the Surviving Entity.

SECTION 4.15 Accounts, Powers of Attorney. There are no persons holding a power of attorney on behalf of FSI. Schedule 4.15 lists the names and addresses of each bank or other financial institution in which FSI has an account, deposit or safe-deposit box, including the number of each such account, deposit and safe-deposit box.

SECTION 4.16 Insurance. There are no insurance policies maintained by or on behalf of FSI in effect on the Effective Date.

SECTION 4.17 No Subsidiaries or Joint Ventures. FSI does not own, directly or indirectly, beneficially or of record, or have any obligation to acquire, any stock of, or other equity or ownership interest in, any person. FSI is not a party to and does not own any interest in any joint venture.

SECTION 4.18 Minute Books. All minute books of FSI have been or will be made available to PES for review.

SECTION 4.19 Absence of Certain Changes, Etc. FSI has not entered into any transactions or contracts, or amended any contracts, which might have a material adverse effect on the financial condition of FSI. FSI has not incurred any indebtedness for borrowed funds or entered into material capitalized lease obligations. FSI has not cancelled any claim or right of material value on sold, leased, transferred, suffered any lien to arise upon, or otherwise disposed of any assets. FSI has not paid any dividend or distributed any property in respect of its corporate stock.

SECTION 4.20 Rule 419 under Regulation C of the Securities Act of 1933. FSI has fully complied in its organization and operations with Rule 419 under Regulation C of the Securities Act of 1933.

     ARTICLE 5

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PES

PES, represents and warrants to, and agrees with FSI as follows:

SECTION 5.1 Organization and Good Standing. PES is a duly incorporated and validly existing corporation in good standing under the laws of the state of its incorporation, with all requisite power and authority (corporate and other) to own its properties and conduct its businesses, and is duly qualified and in good standing as a foreign corporation authorized to do business under the laws of each jurisdiction where such qualification is requested.

SECTION 5.2 Authorization; Binding Agreement. PES has the requisite corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly authorized, executed and delivered by PES and, subject to requisite approval of the Merger by the shareholders of PES in accordance with New York law, constitutes a valid and binding agreement of PES in accordance with its terms.

SECTION 5.3 Absence of Breach. The execution, delivery and performance by PES of this Agreement, and the performance by PES of its obligations hereunder, do not (i) conflict with or result in a breach of any of the provisions of its articles of incorporation or by-laws, (ii) subject to obtaining the governmental and other consents referred to in Section 5.4 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on PES, (iii) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement (appropriate waivers having been obtained) or any other agreement or instrument to which PES is a party or by which PES properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on PES.

SECTION 5.4 Governmental and Other Consents, etc. Subject to the requisite Board of Directors approval, no material consent, approval or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States on the part of PES is required in connection with the execution delivery by PES of this Agreement or the consummation by PES of the transaction contemplated hereby other than (i) filings in the state of Delaware in accordance with the laws of that state and in [the State of New York] in accordance with the laws of that state, (ii) filings under state securities "Blue Sky" or anti-takeover laws, and (iii) filings with the Securities and Exchange Commission and any applicable national securities exchange.

SECTION 5.5. Financial Statements. PES shall provide FSI with certified consolidated financial statements (including the notes thereto) which have been prepared by an independent certified public accountant in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis and which present fairly the consolidated financial position, results of operations and changes in financial position of PES.

SECTION 5.6. Capitalization. As of the Effective Date, PES will have acquired Human Resource Firms which, in the aggregate, have a minimum of $1,000,000.00 in capital value.

SECTION 5.7 Litigation. Except as may be disclosed to FSI in writing on or prior to the date hereof, as of the date hereof there are no claims, actions, proceedings, or investigations pending or, to the best knowledge of PES, threatened against PES or to the best of PES knowledge, pending or threatened against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, before any court or governmental or regulatory authority or body which, if decided adversely, could materially and adversely affect the financial condition, business, prospects or operations of PES. As of the date hereof, neither PES nor any of its property is subject to any order, judgment, injunction or decree, which materially and adversely affects the financial condition, business, prospects or operations of PES.

SECTION 5.8 Absence of Certain Changes or Events. Except as disclosed to FSI in writing, (a) there has not been any change or any present development involving a prospective change, which has affected or may affect materially and adversely the business, assets or prospects or the financial position or the results of operations of PES and its subsidiaries taken as whole; and (b) PES has not incurred any indebtedness for money borrowed, or purchased or sold any material amount of assets, other than in the ordinary course of business, or entered into any other transaction other than in the ordinary course of business.

SECTION 5.9 Tax Returns and Payments. All tax returns, federal, state, local, foreign and other, (including all federal tax returns and reports for each fiscal year of PES through the fiscal year ended December 31, 1998) required to be filed by and/or on behalf of PES in respect of any taxes (including all foreign, federal, state, county and local income, ad valorem, excise, sales, use, transfer and other taxes and assessments) have been filed or will be filed by the Effective Date, and all taxes due and payable thereon, or otherwise due and payable by PES, have been paid or will be filed and or paid by the Effective Date. There are no deficiency assessments against PES with respect to any foreign, federal, state, local or other taxes. There are no outstanding agreements or waivers extending the period of limitation applicable for assessment or collection for any federal, state, local or foreign tax, or for the filing of any tax return, in respect of PES for any period. Neither the federal tax returns nor any state, county, local or foreign tax returns of PES have in the past been examined by the Internal Revenue Service or any other taxing authority. Copies of all federal, state, local and foreign tax returns or reports of PES filed since its formation and prior to the date hereof have heretofore been made available to FSI. All tax returns filed by or on behalf of FSI are true, correct and complete in all material respects. All taxes that PES is or was required to withhold or collect (including payroll taxes) have been duly withheld, or collected, and paid to the proper governmental authority or will have been paid to the proper governmental authority by the Effective Date.

     SECTION 5.10 Accounts, Powers of Attorney. There are no persons holding a power of attorney on behalf of PES. Schedule 5.10 lists the names and addresses of each bank or other financial institution in which PES has an account, deposit or safe-deposit box, including the number of each such account, deposit and safe-deposit box.

     SECTION 5.11 Minute Books. All minute books of PES have been or will be made available to FSI for review.

     ARTICLE 6

     CONDITIONS

SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

(a) this Agreement and the transactions contemplated hereby having been approved and adopted at or prior to the Effective Date by the requisite vote of the shareholders of each company as required by applicable law; and

(b) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or any foreign jurisdiction preventing the consummation of the Merger shall be in effect.

SECTION 6.2 Conditions to Obligation of FSI to Effect the Merger. The obligation of FSI to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions any one or more of which (except Section 6.2(h) and (i)) may be waived by FSI:

(a) PES shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date including those specified in Section 5.5 herein;

(b) PES shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, including the surrender of 100% of its issued and outstanding stock and options to FSI upon FSI 's issuance of 5,555,475 shares of common stock, 740,000 shares of convertible preferred stock and options to acquire 325,000 shares of common stock at the exercise price of $2.00 per share to the shareholders and option holders of PES after FSI's Stock Split;

(c) the representations and warranties of PES set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except as contemplated or permitted by this Agreement;

(d) PES shall have delivered a certificate of its President or its Chairman of the Board to the effect set forth in paragraphs (a), (b) and (c) of this
Section 6.2;

(e) PES shall have delivered to FSI copies of resolutions duly adopted by its Board of Directors approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary;

(f) No action or preceding before any court or governmental or regulatory authority or body, United States, federal or state or foreign, shall have been instituted (and be pending) or threatened by any government or governmental authority, which seeks to prevent or delay the consummation of the Merger or which challenges any of the terms or provisions of this Agreement;

(g) No order issued by any United States federal or state or foreign governmental or regulatory authority or body of by any court of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign governmental authority which prevents the consummation of the Merger shall be in effect;

(h) PES acknowledges that the Post-Effective Amendment filed with the Securities and Exchange Commission after this Agreement is signed must be declared effective by the Securities and Exchange Commission and the shareholder reconfirmation offering contained therein shall have been approved by investors representing a minimum of 80% of the proceeds of FSI 's initial public offering, i.e., $40,000;

(i) The aggregate fair market value of the companies acquired by PES shall be at least $1,000,000.

(j) FSI shall have received an opinion dated the effective date of the Merger by Graham & James, counsel to PES, satisfactory to FSI, in substantially the following form:

i) PES is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has the corporate power to own all of its properties and assets and carry on its business in all material respects as it is now being conducted, and is qualified to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification;

 ii) The execution and delivery by PES of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in a breach of any term or provision of PES's certificate of incorporation or by-laws or constitute a default or to the best of its knowledge give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement, or other obligation or violate any court order, writ, injunction or decree applicable to PES, or its properties or assets;

iii) This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of PES, except as limited by bankruptcy and insolvency laws and by others laws affecting the rights of creditors generally; and

 iv) There are no actions, suits or proceedings pending, or to the best knowledge of such counsel without having conducted any independent investigation, threatened by or against PES or affecting PES or its properties, at law or in equity, before any court or any other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

SECTION 6.3 Conditions to the Obligation of PES to Effect the Merger. The obligation of PES to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, any one or more of which may be waived by PES:

(a) The representations and warranties of FSI set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except as contemplated or permitted by this Agreement;

(b) Except to the extent such consents are not required at the Effective Date, FSI shall have received the consents or exemptions, or made the filings, as the case may be, referred to in Section 5.4;

(c) FSI shall have delivered a certificate of its President to the effect set forth in paragraphs (a) and (b) of this Section 6.3;

(d) FSI shall have delivered to PES copies of resolutions duly adopted by the Board of Directors of the Company approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary of the Company;

(e) No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been instituted (and be pending or threatened) by any government or governmental authority, which seeks to prevent or delay the consummation of the Merger or which challenges any of the terms or provisions of this Agreement;

(f) No order issued by any United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation, or executive order promulgated or enacted by any United States, federal, or state or foreign government or governmental authority, which prevented the consummation of the Merger or materially and adversely affects the business, financial condition, or operations of FSI shall be in effect;

(g) The shareholders of FSI upon the Effective Date of the Merger shall have duly approved the amendment of FSI's articles of incorporation as required by
Section 3.13, the Merger, the Stock Split, and the issuance of 5,555,475 shares of common stock, 740,000 shares of convertible preferred stock and options to acquire 325,000 shares of common stock at the exercise price of $2.00 per share to the shareholders and option holders of PES after the Stock Split, pursuant to a reconfirmation offering in which shareholders representing a minimum of $40,000 of the proceeds from FSI 's initial public offering elect to reconfirm their investment, and the amendment to FSI's articles of incorporation required by Section 3.13 hereof shall have been duly filed;

(h) PES shall have received an opinion of its tax counsel, advisor or accountant that the Merger to be consummated by the terms of this Agreement qualifies as a tax-free reorganization as defined under the Internal Revenue Code of 1986, as amended.

(i) PES shall have received an opinion dated the effective date of this Merger by Schonfeld & Weinstein, 63 Wall Street, Suite 1801, New York, New York 10005, counsel to FSI, satisfactory to PES, in substantially the following form:

i) FSI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own all of its properties and assets and carry on its business in all material respects as it is now being conducted, and is qualified to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification;

ii) The execution and delivery by FSI of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in a breach of any term or provision of FSI's certificate of incorporation or by-laws or constitute a default or give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement, or other obligation or violate any court order, writ, injunction or decree applicable to FSI, or its properties or assets;

iii) The authorized capitalization of FSI consists of 20,000,000 shares of common stock, and 740,000 shares of preferred stock convertible into 616,667 shares of common stock, each with a par value $.001 per share. As of the date of this Agreement, there are 700,000 shares of common stock issued and outstanding, including the 100,000 shares being held in escrow pending consummation of the Merger, as per Rule 419. As of the Effective Date, after the Stock Split and subsequent issuance of 5,555,475 shares of common stock, 740,000 shares of convertible preferred stock and options to acquire 325,000 shares of common stock at the exercise price of $2.00 per share to the shareholders and option holders of PES, there will be 5,970,186 shares of common stock, 740,000 shares of convertible preferred stock and options to acquire 325,000 shares of common stock at the exercise price of $2.00 per share outstanding;

iv) This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of FSI, except as limited by bankruptcy and insolvency laws and by others laws affecting the rights of creditors generally; and

v) There are no actions, suits or proceedings pending, or to the best knowledge of such counsel without having conducted any independent investigation, threatened by or against FSI or affecting FSI or its properties, at law or in equity, before any court or any other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

vi) FSI has made or will make all filings that it is required to make with the Securities Exchange Commission under the Securities Act of 1933 and the Exchange Act of 1934 and all of such filings were true, complete and accurate.

vii) FSI's initial public offering complied with the special registration procedures for offerings by "blank check companies" as set forth in Rule 419 under Regulation C of the Securities Act of 1933.

viii) The escrow account required to be maintained under Rule 419 under Regulation C of the Securities Act of 1933 meets the requirements of such rule and has been maintained in compliance with the requirements set forth in such rule.

(i)  Deliberately Left Blank;

(j) FSI shall have net cash, including the Deposited Funds, of $45,000 on the Effective Date;.

(k) On the Effective Date, the Deposited Funds held in escrow from FSI 's initial public offering shall be released to FSI. FSI shall then immediately deposit such funds, plus any additional funds held by FSI, into a trust account with Schonfeld & Weinstein, L.L.P. to be disbursed to the Surviving Entity; and

(l) FSI shall have delivered to PES resignations of all of its current officers and directors.

SECTION 6.4 Waiver of Condition; Right to Proceed. Unless stated otherwise herein, if any of the conditions to the obligations of PES and FSI specified in Sections 6.2 and 6.3 hereof have not been satisfied (excluding Sections 6.2(g), (h) and (i)), PES or FSI, as the case may be, in addition to any other rights which may be available to them or it, shall have the right to waive such conditions and to proceed with the Merger (subject to satisfaction of the other conditions contained herein, unless also waived).

ARTICLE 7

RULE 419 REQUIREMENTS

SECTION 7.1 Merger Criteria. Pursuant to Rule 419 under Regulation C of the Securities Act of 1933, as amended ("Rule 419"), the fair market value of PES must represent at least 80% of the maximum offering proceeds of FSI 's initial public offering, i.e., PES's fair market value must be at least $40,000 (80% x $50,000). If the fair market value of PES is determined by FSI to be less than $40,000, this Agreement shall terminate immediately.

SECTION 7.2 Post-Effective Amendment. Once the Merger Agreement has been executed, FSI shall update its registration statement with a Post-Effective Amendment. The Post-Effective Amendment shall contain updated information concerning FSI and information about PES and its business, including audited financial statements; and the results of FSI 's initial public offering. The Post-Effective Amendment shall also include the terms of the reconfirmation offer mandated by Rule 419. The reconfirmation offer shall include certain prescribed conditions which must be satisfied before Deposited Securities can be released from escrow. If the Post-Effective Amendment is not declared effective by the Securities and Exchange Commission and/or the reconfirmation offering is not complete within 18 months of the date of effectiveness of FSI 's initial public offering (i.e., by December 8, 1999), this Agreement shall terminate automatically.

SECTION 7.3 Reconfirmation Offering. The reconfirmation offer must commence after the effective date of the Post-Effective Amendment. Pursuant to Rule 419, the terms of the reconfirmation offer shall include the following conditions:

(a) The prospectus contained in the Post-Effective Amendment will be sent to each investor whose securities are held in the Escrow Account within 5 business days after the effective date of the Post-Effective Amendment;

(b) Each investor will have no fewer than 20 and no more than 45 business days from the effective date of the Post-Effective Amendment to notify FSI in writing that the investor elects to remain an investor;

(c) If FSI does not receive written notification from an investor within 20 business days following the effective date of the Post-Effective Amendment, the pro rata portion of the Deposited Funds (and any related interest or dividends) held in escrow on such investor's behalf will be returned to the investor within 5 business days by first class mail or other equally prompt means;

(d) The Merger will be consummated only if a minimum number of investors representing 80% of the maximum offering proceeds ($40,000) elect to reconfirm their investment; and

(e) If the Merger has not been consummated by December 8, 1999 (18 months from the date of the prospectus), the Deposited Funds held in escrow shall be returned to all investors on a pro rata basis within 5 business days by first class mail or other equally prompt means, and this Agreement shall be declared null and void.

SECTION 7.4 Release of Deposited Funds and Deposited Securities. The Deposited Funds and Deposited Securities may be released to FSI and the investors in FSI 's initial public offering, respectively, after:

(a) The Escrow Agent has received a signed representation from FSI and any other evidence acceptable by the Escrow Agent that:

(i) FSI has executed an agreement for the Merger of a business for which the par value of the business represents at least 80% of the maximum offering proceeds and has filed the required Post-Effective Amendment; and

(ii) The Post-Effective Amendment has been declared effective, the mandated reconfirmation offer having the conditions prescribed by Rule 419 has been completed, and FSI has satisfied all of the prescribed conditions of the reconfirmation offer.

(b) The Merger of a business with the fair value of at least 80% of the maximum proceeds is consummated.

ARTICLE 8

TERMINATION

SECTION 8.1 Board Action. This Agreement may be terminated at any time by mutual consent of the Boards of Directors of FSI and PES.

SECTION 8.2 Certain Dates. In the event that FSI shall not have received certified financial statements from PES and/or this Agreement is not executed by both parties by July 19, 1999, or FSI has not received executed purchase agreements and other reasonable proof of PES' acquisition (or agreements to acquire) Human Resource Firms with collective minimum annual revenues of at least $1 million by August 30, 1999, this Agreement may be terminated by either party upon written notice, whether before or after approval of the Merger thereof by the holders of the requisite number of shares of FSI. This Agreement shall terminate automatically if the Merger has not been consummated by December 8, 1999, eighteen (18) months from the effective date of FSI 's initial public offering, which consummation includes a declaration of effectiveness by the Securities and Exchange Commission of FSI's Post-Effective Amendment and successful completion of a shareholder reconfirmation offering, pursuant to which shareholders representing less than 80% of the proceeds from FSI 's initial public offering vote to reconfirm their investments.

SECTION 8.3 Audited Financial Statements. In the event that PES's audited financial statements are materially and adversely inconsistent with the PES unaudited financial statements annexed hereto and incorporated herein by reference, FSI shall have the right to unilaterally terminate this Agreement by the Board of Directors of FSI notifying PES and its counsel, Graham & James, of such termination. Such notice shall be sent to PES and its United States counsel prior to the Effective Date.

SECTION 8.4 Effect of Termination. In the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except for the obligations of the parties hereto in Section 9.2 hereof and the last sentences of paragraphs (a) and (b) of Section 3.4 hereof (providing for the return or destruction of documents) .

ARTICLE 9

GENERAL AGREEMENTS

SECTION 9.1 Cooperation. Each of the parties hereto shall cooperate with the other in every reasonable manner in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for either party hereto.

SECTION 9.2 Funds. Each party shall incur all its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. After the consummation of the Merger, all expenses will be incurred by the Surviving Entity.

SECTION 9.3 Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument or certificate delivered pursuant to this Agreement delivered on or prior to the Effective Date shall survive the consummation of the Merger.

SECTION 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by messenger, transmitted by telex or telegram or mailed by registered or certified mail, postage prepaid, as follows:

(a)  If to FSI, to:

Eng-Chye Low
       200 East 89th Street
       New York, New York 10028

With a copy to:

Joel Schonfeld, Esq.
Schonfeld & Weinstein, L.L.P.
63 Wall Street, Suite 1801
New York, New York  10005


(b)  If to PES, to:

John D. Mazzuto
Platinum Executive Search, Inc.
342 Madison Avenue, Suite 1500
New York, New York   10173
(212) 687-8063
(212) 808-4126  (fax)

With a copy to:

Robert S. Schneider, Esq.
Graham & James LLP
885 Third Avenue
New York, NY  10022
(212) 848-1080
Fax (212) 688-2449

The date of any such notice shall be the date hand delivered or otherwise transmitted or mailed.

SECTION 9.5 Amendment. This Agreement (including the documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise. This Agreement may be amended or modified in whole or in part to the extent permitted by New York law at any time, by an agreement in writing executed in the same manner as this Agreement after authorization to do so by the Board of Directors of PES and FSI.

SECTION 9.6 Waiver. At any time prior to the Effective Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representation and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid is set forth in an instrument in writing signed on behalf of such party.

SECTION 9.7 Brokers. PES and FSI represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger, except as stated herein or elsewhere in writing.

SECTION 9.8 Publicity. So long as this Agreement is in effect, the parties hereto shall not issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed where such release or announcement is required by applicable law.

SECTION 9.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10 Successors and Assigns. This Agreement shall be binding upon and insure to the benefit of and enforceable by the respective successors and assigns of the parties hereto.

SECTION 9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 9.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 9.13 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall finally be settled by arbitration in the State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION 9.14 Adjustment of Stock Splits. The parties hereto recognize that by virtue of PES' negotiation for the acquisition of Human Resource Firms, the number of shares of common and convertible preferred stock of PES actually issued and outstanding immediately prior to the Merger may vary from the numbers used in this Agreement, and intend that all numbers of shareholdings and option rights in the Surviving Entity shall be appropriately adjusted based on any such changes in PES holdings, in the following manner: The shareholding split between former PES and former FSI shareholders shall be 94% and 6% respectively, calculated on the basis of assuming the full conversion of the convertible preferred into common and the complete exercise of options to acquire common, and the respective percentage holdings of the former FSI shareholders or their designees shall be as follows: 2.84508% for the public shareholders; 2.21284% for the insiders, and 0.94206% for Schonfeld & Weinstein. Notwithstanding the foregoing, in no event shall the number of shares of PES common or convertible preferred decrease by more than 10 percent of 5,555,475 and 740,000, respectively (not collectively, but for each of the common and the preferred separately), without the prior written consent of FSI.


[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]


  COUNTERPART SIGNATURE PAGE TO
AGREEMENT AND PLAN OF MERGER
BY AND AMONG

FIRST SUNRISE INC.

AND

        PLATINUM EXECUTIVE SEARCH, INC.





IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized officers on the 21st day of July, 1999.


                        FIRST SUNRISE, INC.



                             By:


                                      President




                        PLATINUM EXECUTIVE SEARCH, INC.



                             By:                                   ____

                                     Name:  John Mazzuto
                                     Title:   President



               By:  ___________________
                      Name:  James J. Strupp
                      Title:   Chairman
 SCHEDULE 3.3(c)

Permitted exceptions to prohibitions against issuing, granting, selling or pledging or agreeing or proposing to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, a Constituent Entity's capital stock (ii) incurring any indebtedness other than in the ordinary course of business, (iii) acquiring directly or indirectly by redemption or otherwise any shares of a Constituent Entity's capital stock of any class or
(iv) entering into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing.

Permitted Exceptions for PES:

NONE












Permitted Exceptions for FSI:

NONE


SCHEDULE 4.15

List of names and addresses of each bank or other financial institution in which FSI has an account, deposit or safe-deposit box, including the number of each such account, deposit and safe-deposit box.

Account Name & Address        Account or Box Number



 SCHEDULE 5.10

List of names and addresses of each bank or other financial institution in which PES has an account, deposit or safe-deposit box, including the number of each such account, deposit and safe-deposit box.

Account Name & Address        Account or Box Number